Exhibit 10.1
WESTERN LIBERTY BANCORP
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of February 8, 2010 between Western Liberty Bancorp, a Delaware corporation, its successors or assigns (the “Company”), and William E. Martin (the “Employee”).
WITNESSETH
WHEREAS, the Company has entered into an agreement (the “Merger Agreement”), pursuant to which it has agreed to acquire Service1st Bank of Nevada, a Nevada-chartered non-member bank, on the terms and subject to the conditions set forth therein (the “Transaction”);
WHEREAS, the Company and the Employee entered into that certain Employment Agreement, dated as of November 6, 2009 (the “Original Employment Agreement”), pursuant to which, among other things, the Company agreed to employ the Employee as the Chief Executive Officer of the Company and the Company’s Nevada commercial banking operations (the “Business”) following the occurrence of the Transaction;
WHEREAS, the Company and the Employee desire to amend and restate the Original Employment Agreement to read in its entirety as set forth in this Agreement;
WHEREAS, the Employee’s agreement to be employed by the Company as of the Effective Date (as defined in Section 2 hereof) is a material inducement to the Company to enter into this Agreement as of the date hereof and the Merger Agreement;
NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1. POSITION AND DUTIES.
(a) During the Employment Term (as defined in Section 2 hereof), the Employee shall serve as the Chief Executive Officer of the Company and the Business and, upon appointment as provided in Section 1(d) below, as a member of the Board of Directors of the Company (the “Board”). In this capacity, the Employee shall have responsibility for the general management and control of the business and affairs of the Company and the Business and shall have all duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as the Chairman (the “Chairman”) of the Board shall designate from time to time that are not inconsistent with the Employee’s position as Chief Executive Officer of the Company and/or the Business. Such duties include, but are not limited to (1) managing the day-to-day operations of the Company and the Business, (2) managing the efforts of the Company and the Business to comply with applicable laws and regulations, (3) promotion of the Company and the Business and their respective services, (4) supervising employees of the Company and the Business, (5) providing prompt and accurate reports to the

Board regarding the affairs and condition of the Company and the Business, and (6) making recommendations to the Board concerning the strategies, capital structure, tactics, and general operations of the Company and the Business. As the Chief Executive Officer of the Company, the Employee shall report to (1) the Chairman and (2) the board of directors of any subsidiary he may serve hereunder. As the Chief Executive Officer of the Business, the Employee shall report to the board of directors of the Business.
(b) During the Employment Term, the Employee shall devote all of the Employee’s business time, energy and skill and the Employee’s best efforts to the performance of the Employee’s duties with the Company; provided, that the foregoing shall not prevent the Employee from (i) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board in each instance, other for-profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Employee’s passive personal investments; so long as such activities do not, individually or in the aggregate, interfere or conflict with the Employee’s duties hereunder or create a potential conflict of interest; provided further, that the foregoing shall not prevent the Employee from participating in other non-passive activities if, as and when approved by the Board, in each instance. If the Board determines, in its sole discretion, that any outside activity or activities pose or will pose a conflict of interest, or that the time commitments required interfere with the performance of the Employee’s duties hereunder, even if previously approved, the Employee shall, at the request of the Board, cease such activities at the earliest available opportunity.
(c) The Employee shall serve hereunder as an officer or director of any subsidiary or division of the Company that includes any portion of the Business as requested by the Company from time to time without any additional compensation therefor. The Company may, without limiting its liability hereunder, cause any subsidiary to assume the Company’s obligations hereunder.
(d) The Board shall take such action as may be necessary to appoint or elect the Employee as a member of the Board as of the Effective Date. Thereafter, during the Employment Term (as defined in Section 2 hereof), the Board shall nominate the Employee for re-election as a member of the Board at the expiration of the then current term; provided, that the foregoing shall not be required to the extent prohibited by legal or regulatory requirements.
2. EMPLOYMENT TERM. The Company agrees to employ the Employee pursuant to the terms of this Agreement, and the Employee agrees to be so employed, for a term of three years (the “Initial Term”) commencing as of the Effective Date. Notwithstanding anything herein to the contrary, the Employee agrees that he shall not terminate this Agreement prior to the Effective Date; provided, that the Effective Date occurs no later than September 30, 2010; provided further, that, prior to the Effective Date, the Employee shall agree to cooperate and permit the Company to use his name in regulatory filings that he has approved, which approval shall not unreasonably be withheld or delayed. On each anniversary of the Effective Date following the Initial Term, the term of this Agreement shall be automatically extended for successive 1-year periods (each a “Renewal Term”), provided, however, that either party hereto may elect not to extend the term of this Agreement by giving written notice to the other party at least 30 days prior to any such anniversary date. Notwithstanding the foregoing, the Employee’s employment hereunder may be earlier terminated at any time during the Initial Term or any

Renewal Term in accordance with Section 7 hereof, subject to Section 8 hereof. The period of time between the Effective Date and the termination of the Employee’s employment hereunder for any reason shall be referred to herein as the “Employment Term.” For purposes of this Agreement, “Effective Date” means the closing of the Transaction.
3. BASE SALARY. During the Employment Term, the Company agrees to pay the Employee an annual base salary which initially shall be not less than $325,000. The Employee’s Base Salary shall be payable in accordance with the regular payroll practices of the Company. The Employee’s Base Salary shall be subject to annual review by the Board (or a committee thereof), and may be increased, but not decreased below its then current level, from time to time by the Board. For purposes of this Agreement, the base salary as determined herein from time to time shall constitute “Base Salary”.
4. EQUITY AWARDS.
(a) Subject to the approval of the awards by the Board, the Employee shall receive on the Effective Date, a one-time grant of a number of restricted shares of the Company’s common stock equal to $1,000,000 divided by the closing price of the Company’s common stock on the Effective Date (all such shares being, the “Restricted Stock”).
(b) The Restricted Stock will vest 20% on each of the first, second, third, fourth and fifth anniversaries of the Effective Date, subject to the Employee’s continuous employment through each vesting date, except that the Restricted Stock shall immediately vest in full upon a Change in Control (as defined below).
(c) The Employee agrees that, for a period of one year following each vesting date (each such period, a “Lock-up Period”), the Employee will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly, the shares of the Company’s common stock that became or is deemed to have become vested on such vesting date; provided, however, that on each such vesting date (or, in the case of Restricted Stock issued after a vesting date, on the date of its issuance), the Employee shall be able to sell certain of his Restricted Stock to the extent the proceeds of each such sale will be applied exclusively towards the satisfaction of the portion of any tax liabilities that become due and payable that is directly attributable to the vesting of such shares of common stock; provided further, however, that the Employee shall not transfer the shares of common stock subject to forfeiture, as provided in Section 8(c), without first delivering prior notice to the Company, then receiving written approval from the Company, which approval shall not unreasonably be withheld or delayed. For the avoidance of doubt, the shares of common stock subject to a Lock-up Period shall not be Restricted Stock and are not subject to forfeiture, except as otherwise provided in Section 8(c). Each Lock-up Period shall survive the termination of the Employee’s employment hereunder. The Restricted Stock will be subject to the terms of a restricted stock agreement to be entered into between the Employee and contain such other provisions as determined necessary by the Board, which provisions shall not be inconsistent with the terms set forth in this Agreement.

(d) For purposes of this Agreement, a “Change in Control” means, (1) with respect to the Restricted Stock, the acquisition, directly or indirectly, in one or more transactions, by any person or group of persons acting in concert, of 50% of more of the then outstanding voting securities of the Company or the power to cause the election of a majority of the members of the Board, and (2) with respect to the Change in Control Payment (as defined below), the acquisition, directly or indirectly, in one or more transactions, by any person or group of persons acting in concert, of 50% of more of the then outstanding voting securities of the Business.
(e) During the Employment Term, the Employee shall be eligible to receive other equity and other long-term incentive awards under the equity-based incentive compensation plans adopted by the Company during the Employment Term for which the Company’s senior executives are generally eligible. The level of the Employee’s participation in any such plan, if any, shall be determined in the sole discretion of the Board from time to time.
5. ANNUAL BONUS. During the Employment Term, the Employee shall be eligible to receive an annual discretionary incentive payment under the Company’s annual bonus plan as in effect from time to time (the “Annual Bonus”), upon the attainment of one or more pre-established performance goals established by the Board of the Company’s Compensation Committee, which shall include, but not be limited to, operating the Business and/or the Company in a safe and sound manner and complying with all federal or state laws, rules and regulations.
6. EMPLOYEE BENEFITS; CHANGE IN CONTROL BENEFITS.
(a) BENEFIT PLANS. During the Employment Term, the Employee shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally from time to time in accordance with, and subject to, the terms and conditions thereof, including satisfying the applicable eligibility requirements. Notwithstanding the foregoing, the Company may in its sole discretion modify or terminate any employee benefit plan at any time.
(b) VACATIONS. During the Employment Term, the Employee shall be entitled to four (4) weeks of paid vacation per calendar year (as prorated for partial years) in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time. The Employee agrees that any vacation taken by the Employee during the Employment Term shall be taken at times which are mutually determined by the Chairman and the Employee not to interfere, in any material respect, with the Employee’s performance of his duties hereunder.
(c) BUSINESS AND ENTERTAINMENT EXPENSES. Upon presentation of appropriate documentation, the Employee shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable business and entertainment expenses incurred in connection with the performance of the Employee’s duties hereunder and the Company’s policies with regard thereto.
(d) CHANGE IN CONTROL PAYMENT. If the Employee remains the Chief Executive Officer of the Business through the closing of a Change in Control, then, upon such closing, the Employee shall receive a single cash payment in an amount equal to one (1) times the Employee’s Base Salary for the year prior to the date of such closing (the “Change in Control Payment”).
7. TERMINATION. The Employee’s employment and/or the Employment Term shall terminate on the first of the following to occur:
(a) DISABILITY. Upon written notice by the Company to the Employee of termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of the Employee to have performed the Employee’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for 180 days (including weekends and holidays) in any 365-day period.
(b) DEATH. Automatically on the date of death of the Employee.
(c) CAUSE. Immediately upon written notice by the Company to the Employee of a termination for Cause. “Cause” shall mean:
(i) the Employee’s willful misconduct or gross negligence in the performance of the Employee’s duties to the Company that has or could reasonably be expected to have an adverse effect on the Company or the Business that, if curable, is not cured within 30 days of the giving of written notice thereof to the Employee;
(ii) the Employee’s repeated refusal or failure to perform the Employee’s duties to the Company or the Business or to follow the lawful directives of the Board (other than as a result of death or a physical or mental incapacity), which refusal or failure continued for at least 30 days following the giving of written notice of demand for substantial performance to the Employee;
(iii) indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude;
(iv) the Employee’s embezzlement or misappropriation of corporate funds or other acts of theft, fraud, malfeasance, self-dealing, dishonesty or breach of fiduciary duty in connection with the performance of the Employee’s duties to the Company or the Business;
(v) the Employee either not receiving approval from the Bank Regulators to serve as the Chief Executive Officer of either the Company or the Business or later being determined by the Bank Regulators to be unsuitable to serve in such capacity. “Bank Regulators” shall mean the Federal Deposit Insurance Corporation or any successor thereto, the Federal Reserve Board, the State of Nevada Financial Institutions Division, or any other federal or state regulatory agency with authority over the Company, the Business or Service1st Bank of Nevada;
(vi) breach of Section 10 of this Agreement; or

(vii) material breach of any other Section of this Agreement or any other agreement with the Company, the Business or a violation of the Company’s code of conduct or other written policy that, if curable, is not cured within 30 days of the giving of written notice thereof to the Employee.
(d) WITHOUT CAUSE. Immediately upon written notice by the Company to the Employee of an involuntary termination without Cause (other than for death or Disability).
(e) GOOD REASON. Upon written notice by the Employee to the Company of a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events without the written consent of the Employee, unless such events are fully corrected in all material respects by the Company within 30 days following its receipt of the written notification by the Employee to the Company described below:
(i) diminution in the Employee’s Base Salary;
(ii) the removal of the Employee from the Board by the Company (other than for Cause) or the failure to re-elect the Employee to serve on the Board;
(iii) relocation of the Employee’s primary work location beyond 50 miles outside of Las Vegas, Nevada;
(iv) a material diminution of the Employee’s authority, duties and responsibilities; or
(v) any other action or inaction that constitutes a material breach by the Company of this Agreement.
Any claim of any such event as “Good Reason” shall be deemed irrevocably waived by the Employee unless: (x) the Employee delivers written notice to the Board of his intent to resign from his employment hereunder for Good Reason within 60 days following the date on which the event the Employee claims constitutes Good Reason occurs, which notice shall specifically identify the facts and circumstances the Employee claims constitutes Good Reason, and (y) the Employee resigns from his employment hereunder for Good Reason within 150 days following the date on which the event the Employee claims constitutes Good Reason occurs.
Notwithstanding anything herein to the contrary, the Employee agrees that this Agreement may be terminated by the Company prior to the Effective Date upon the occurrence of any of the events set forth in Section 7(a), Section 7(b), Section 7(c)(iii), Section 7(c)(v), Section 7(c)(vi) (with respect to a breach of Section 10(a), Section (c) and Section 10(d)) or Section 7(c)(vii).
(f) WITHOUT GOOD REASON. Upon 30 days’ prior written notice by the Employee to the Company of the Employee’s voluntary termination of employment without Good Reason; provided, that upon receipt of such notice the Company may, in its sole discretion, make such termination effective at an earlier date and the termination shall still be treated as a voluntary termination by the Employee without Good Reason.

(g) EXPIRATION OF EMPLOYMENT TERM; NON-EXTENSION OF AGREEMENT. Upon the expiration of the Employment Term due to a non-extension of the Agreement by the Company or the Employee pursuant to the provisions of Section 2 hereof.
8. CONSEQUENCES OF TERMINATION.
(a) DEATH. In the event that the Employee’s employment and the Employment Term ends on account of the Employee’s death, the Employee’s estate shall be entitled to the following:
(i) any unpaid Base Salary through the date of termination, paid in accordance with the regular payroll practices of the Company;
(ii) reimbursement for any unreimbursed business expenses incurred through the date of termination pursuant to, and paid in accordance with, Sections 6(c) and 23(b)(iii) of this Agreement;
(iii) any accrued but unused vacation time paid in accordance with Company policy; and
(iv) such vested accrued benefits, if any, as to which the Employee may be entitled under the Company’s employee benefit plans and programs applicable to the Employee as of the date of termination (other than any severance pay plan), which shall be paid or provided in accordance with the terms of the applicable plan or program (collectively, Sections 8(a)(i) through 8(a)(iv) hereof shall be hereafter referred to as the “Accrued Benefits”).
For the avoidance of doubt, in the event that the Employee’s employment and the Employment Term ends on account of the Employee’s death, any unvested shares of Restricted Stock shall be forfeited.
(b) DISABILITY. In the event that the Employee’s employment and/or Employment Term ends on account of the Employee’s Disability, the Company shall pay or provide the Employee with the Accrued Benefits. For the avoidance of doubt, in the event that the Employee’s employment and/or Employment Term ends on account of the Employee’s Disability, any unvested shares of Restricted Stock shall be forfeited.
(c) TERMINATION FOR CAUSE OR WITHOUT GOOD REASON OR AS A RESULT OF EMPLOYEE NON-EXTENSION OF THIS AGREEMENT. If the Employee’s employment is terminated (i) by the Company for Cause, (ii) by the Employee without Good Reason, or (iii) as a result of the Employee’s non-extension of the Employment Term as provided in Section 2 hereof, the Company shall pay to the Employee the Accrued Benefits, and, if the Employee’s employment is terminated on account of Section 8(c)(i) during the Employment Term or Section 8(c)(ii) through the fifth anniversary of the Effective Date, the Employee shall forfeit and transfer to the Company at no cost (other than any amounts the Employee paid to acquire such shares) 50% of the shares of Restricted Stock vested (subject to reduction for any amount of tax liability incurred by the Employee with respect to that 50% of the shares); provided, that the Employee has not made an election with respect to the shares of

Restricted Stock under Section 83(b) of the Code (as defined in Section 23(b)), as of the date of termination (including any shares subject to a Lock-up Period), and, for the avoidance of doubt, any unvested shares of Restricted Stock shall be forfeited.
(d) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON OR AS A RESULT OF COMPANY NON-EXTENSION OF THIS AGREEMENT. If the Employee’s employment by the Company is terminated (x) by the Company other than for Cause, (y) by the Employee for Good Reason, or (z) as a result of the Company’s non-extension of the Employment Term as provided in Section 2 hereof, the Company shall pay or provide the Employee with the Accrued Benefits and, subject to the Employee’s compliance with the obligations in Sections 9, 10 and 11 hereof, the following, subject to the provisions of Section 23 hereof: subject to (A) the Employee’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (B) the Employee’s continued co-payment of premiums at the same level and cost to the Employee as if the Employee were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars) (the “active employee rate”), continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Employee for a period of up to 18 months at the Company’s expense (other than as set forth in sub-section (B)), provided, that the Employee is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Employee obtains other employment that offers group health benefits, such continuation of coverage by the Company under this Section 8(d)(ii) shall immediately cease. Notwithstanding the foregoing, if he benefits under the Company’s group health plan will be taxable to the Employee, then in lieu of the Company’s payments for such continued participation, the Company shall reimburse the Employee for his premiums for continued coverage under such plan in the amount that the cost of such coverage exceeds the active employee rate (as determined based on the Executive’s premium rate in effect on the date of termination).
; provided, however, that Company shall have no contractual or other obligation to make any payment to which the Employee shall be entitled pursuant to this Section 7(d) to the Employee unless (i) such payment receives the prior approval of the appropriate federal banking agency, if required at that time by 12 U.S.C. Section 1828(k),12 C.F.R. Part 359, or other federal or state laws, rules or regulations, and (ii) such obligation and such payment comply in all other respects with 12 U.S.C. Section 1828(k),12 C.F.R. Part 359, and other federal and state laws, rules or regulations, to the extent that such provisions are applicable at that time; provided further, however, that this Agreement shall comply with 12 U.S.C. Section 1828(k), 12 C.F.R. Part 359, and other applicable federal and state laws, rules or regulations.
For the avoidance of doubt, in the event that the Employee’s employment and/or Employment Term ends in accordance with this Section 8(d) any unvested shares of Restricted Stock shall be forfeited, but no vested shares of Restricted Stock shall be forfeited. Payments and benefits provided in this Section 8(d) shall be in lieu of any termination or severance payments or benefits for which the Employee may be eligible under any of the plans, policies or programs of the Company.

(e) OTHER OBLIGATIONS. Upon any termination of the Employee’s employment with the Company, the Employee shall promptly resign from the Board and any other position as an officer, director or fiduciary of any Company-related entity.
9. RELEASE; NO MITIGATION. Any and all amounts payable and benefits or additional rights provided to the Employee upon a termination of his employment pursuant to Section 8 (other than the Accrued Benefits) shall only be payable or provided if the Employee delivers to the Company and does not revoke a general release of claims in favor of the Company and certain related parties in a form reasonably satisfactory to the Company, which the Company shall provide to the Employee within seven days following the date of termination. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within 60 days following termination. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Employee as a result of employment by a subsequent employer, except as provided in Section 8(d)(ii) hereof. The Employee shall not be entitled to any release of claims from the Company in favor of the Employee.
10. RESTRICTIVE COVENANTS.
(a) CONFIDENTIALITY. The Employee agrees that the Employee shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Employee’s assigned duties and for the benefit of the Company, following the date of this Agreement, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Employee following the date of this Agreement. The foregoing shall not apply to information that (A) was known to the public prior to its disclosure to the Employee; (B) becomes generally known to the public subsequent to disclosure to the Employee through no wrongful act of the Employee or any representative of the Employee; or (C) the Employee is required to disclose by applicable law, regulation or legal process (provided, that the Employee provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).
(b) NONCOMPETITION. The Employee acknowledges that the Employee performs services of a unique nature for the Company that are irreplaceable, and that the Employee’s performance of such services to a competing business within the State of Nevada will result in irreparable harm to the Company. Accordingly, during the Employee’s employment hereunder and for a period of 1 year thereafter, the Employee agrees that the Employee will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in competition with the Company or any of its subsidiaries or affiliates or in any other material business in which the Company or any of its subsidiaries or affiliates is engaged on the date of termination or in which they have planned, on or prior to such date, to be engaged in on or after such date, within the State of Nevada. Notwithstanding the foregoing, nothing herein shall prohibit the Employee from being a passive owner of not more than one percent of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries or affiliates, so long as the Employee has no active participation in the business of such corporation; provided, that the foregoing shall not prevent the Employee from serving on the board of directors of Pacific Coast Bankers’ Bank located in San Francisco.
(c) NONSOLICITATION; NONINTERFERENCE. (i) Following the date of this Agreement and for a period of 1 year following the Employee’s employment with the Company, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.
(ii) Following the date of this Agreement and for a period of 1 year following the Employee’s employment with the Company, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, representative or agent of the Company or any of its subsidiaries or affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries or affiliates and any of their respective vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section 10(c)(ii) while so employed or retained and for a period of six (6) months thereafter.
(d) NONDISPARAGMENT. The Employee agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products, in any manner likely to be harmful to them or their business, business reputation or personal reputation other than while employed by the Company, in the good faith performance of the Employee’s duties to the Company. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings); provided, that prior to making any such statement the Employee shall provide the Company with prior notice and shall reasonably cooperate with the Company in seeking a protective order or other appropriate protection against making such statement.
(e) INVENTIONS. (i) The Employee acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products or developments (“Inventions”), whether patentable or unpatentable, (A) that relate to the Employee’s work with the Company, made or conceived by the Employee, solely or jointly with others, during the Employment Term, or (B) suggested by any work that the Employee performs in connection with the Company, either while performing the Employee’s duties to the Company or on the Employee’s own time, but only insofar as the Inventions are related to the Employee’s work as an employee or other service provider to the Company, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. The Employee will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Employee will surrender them upon the termination of the Employment Term, or upon the Company’s request. The Employee will assign to the Company the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Employee’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Employee will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions. The Employee will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for its benefit, all without additional compensation to the Employee from the Company, but entirely at the Company’s expense.
(ii) In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Employee agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Employee. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, the Employee hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Employee’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Employee hereby waives any so-called “moral rights” with respect to the Inventions. The Employee hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Employee’s benefit by virtue of the Employee being an employee of or other service provider to the Company.
(f) RETURN OF COMPANY PROPERTY. On the date of the Employee’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Employee shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).
(g) REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.
(h) TOLLING. In the event of any violation of the provisions of this Section 10, the Employee acknowledges and agrees that the post-termination restrictions contained in this Section 10 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.
(i) SURVIVAL OF PROVISIONS. The obligations contained in Sections 10 and 11 hereof shall survive the termination or expiration of this Agreement, the Employment Term and/or the Employee’s employment with the Company and shall be fully enforceable thereafter.
11. COOPERATION. Upon the receipt of reasonable notice from the Company (including its outside counsel), the Employee agrees that while employed by the Company and thereafter, the Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of the Employee’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Employee’s employment with the Company. The Employee agrees to promptly inform the Company if the Employee becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company or its affiliates. The Employee also agrees to promptly inform the Company (to the extent that the Employee is legally permitted to do so) if the Employee is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. If the Employee is required to provide services pursuant to this Section 11 following the Employment Term for more than five hours per month for more than three months, then (a) the Employee shall receive a fee for his time at a rate of $1,000 per day and (b) in accordance with its reimbursement policies and procedures as in effect, including the timely submission of proper documentation supporting such expenses, the Company will pay (or reimburse the Employee for) reasonable out-of-pocket travel, lodging, communication and duplication expenses incurred in connection with the performance of such services
12. EQUITABLE RELIEF AND OTHER REMEDIES. The Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 10 or Section 11 hereof would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. In the event of a violation by the Employee of Section 10 or Section 11 hereof, any severance being paid or provided to the Employee pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to the Employee shall be immediately repaid to the Company.
13. NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 13 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Employee hereby acknowledges and agree that the Company may assign this Agreement (including the provisions of Section 10 and Section 11) to any successor to all or substantially all of the business and/or assets of the Company. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets.
14. NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing. Each notice and all other communications shall be delivered either by hand, by confirmed facsimile or electronic mail (but only if followed by transmittal by national overnight courier or hand delivered in person on the next business day), by guaranteed overnight delivery service, or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Employee:
At the address (or to the facsimile number) shown
on the records of the Company
If to the Company:
Western Liberty Bancorp
1370 Avenue of the Americas
28th Floor
New York, New York 10019
Attention: Jason N. Ader, Chairman
Facsimile: 212.445.7800
with a copy to:
Proskauer Rose LLP
1585 Broadway
New York, New York 10036-8299
Attention: Jeffrey A. Horwitz
Facsimile: 212.969.2900
or to such other address as either party may have furnished to the other in writing in accordance herewith. Each notice and all other communications shall be deemed duly given and effective upon actual receipt (or refusal of receipt).

15. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.
16. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
17. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
18. GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to its principles of conflicts of laws. Each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York City or the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.
19. INDEMNIFICATION. The Company hereby agrees to indemnify the Employee and hold the Employee harmless to the extent provided under the By-Laws of the Company and the Indemnification Agreement, dated as of November 3, 2009, between Service1st Bank of Nevada and the Employee against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Employee’s good faith performance of the Employee’s duties and obligations with the Company. This obligation shall survive the termination of the Employee’s employment with the Company. Notwithstanding the foregoing, the Employee’s right to indemnification pursuant to this Section 19 shall be made ineffective as necessary to ensure with compliance with 12 C.F.R. Part 359.
20. LIABILITY INSURANCE. From and after the Effective Date, the Company shall cover the Employee under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.

21. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto amends and restates in its entirety the Original Employment Agreement and sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings, written or oral, between the Employee and either the Company or Service1st Bank of Nevada with respect to the subject matter hereof, including, without limitation, the Original Employment Agreement and any draft employment agreement previously provided by or on behalf of Service1st Bank of Nevada to the Employee (it being agreed and acknowledged that, for the avoidance of doubt, no such agreement was ever executed and delivered by either Service1st Bank of Nevada or the Employee and, accordingly, does not constitute a binding obligation of either Services1st Bank of Nevada or the Employee). No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
22. REPRESENTATIONS. The Employee represents and warrants to the Company that (a) the Employee has the legal right to enter into this Agreement and to perform all of the obligations on the Employee’s part to be performed hereunder in accordance with its terms, and (b) the Employee is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Employee from entering into this Agreement or performing all of the Employee’s duties and obligations hereunder. In addition, the Employee acknowledges that the Employee is aware of Section 304 (Forfeiture of Certain Bonuses and Profits) of the Sarbanes-Oxley Act of 2002 and the right of the Company to be reimbursed for certain payments to the Employee in compliance therewith. In addition, the Employee hereby represents, warrants and agrees with the Company that: (i) a portion of the compensation payable to the Employee pursuant to this Agreement constitutes good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, for the covenants and agreements contained in Section 10 and Section 11; (ii) the covenants and agreements contained in Section 10 and Section 11 are reasonable, appropriate and suitable in their geographic scope, duration and content; the Employee shall not, directly or indirectly, raise any issue of the reasonableness, appropriateness and suitability of the geographic scope, duration or content of such covenants and agreements in any proceeding to enforce such covenants and agreements; and such covenants and agreements shall survive the termination of the Employees employment for the durations set forth therein; (iii) the enforcement of any remedy under this Agreement will not prevent the Employee from earning a livelihood because the Employee’s past work history and abilities are such that the Employee reasonably can expect to find work, if he so chooses, in other areas and lines of business; (iv) the covenants and agreements stated in Section 10 and Section 11 are essential for the Employer’s reasonable protection; and (v) the Company has reasonably relied on these covenants and agreements by the Employee.
23. TAX MATTERS.
(a) WITHHOLDING. The Employee shall pay, or make arrangements satisfactory to the Company to pay, in a manner satisfactory to the Company, an amount equal to the amount of all applicable federal, state and local taxes (but not the Company’ share of Social Security taxes) that the Company is required to withhold at any time. In the absence of such arrangements, the Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation, including the right to retain, and not deliver to the Employee, vested shares of the Company’s Restricted Stock otherwise deliverable to the Employee hereunder.
(b) SECTION 409A COMPLIANCE.
(i) The parties agree that this Agreement shall be interpreted to comply with Code Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In no event will the Company be liable for any additional tax, interest or penalties that may be imposed on the Employee by Code Section 409A or any damages for failing to comply with Code Section 409A or the provisions of this Section 23.
(ii) Notwithstanding any provision to the contrary in this Agreement, a termination of the Employee’s employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Code Section 409A) and, for purposes of any such provision of this Agreement, references to a “termination” or “termination of employment” will mean separation from service. If the Employee is deemed on the date of termination of his employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any payment or the providing of any benefit that constitutes “non-qualified deferred compensation” pursuant to Code Section 409A, such payment or benefit will not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Employees separation from service or (ii) the date of the Employee’s death. On the first day of the seventh month following the date of the Employee’s separation from service or, if earlier, on the date of the Employee’s death, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.
(iii) Any reimbursement of costs and expenses provided for under this Agreement shall be made no later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred.
(iv) With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect.
(v) With regard to any installment payments provided for herein, each installment thereof shall be deemed a separate payment for purposes of Code Section 409A.
(vi) Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
(vii) To the extent that this Agreement provides for the Employee’s indemnification by the Company and/or the payment or advancement of costs and expenses associated with indemnification, any such amounts shall be paid or advanced to the Employee only in a manner and to the extent that such amounts are exempt from the application of Code Section 409A in accordance with the provisions of Treasury Regulation 1.409A-1(b)(10).
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WESTERN LIBERTY BANCORP
By:	/s/ Jason N. Ader
	Name:	Jason N. Ader
	Title:	Chief Executive Officer

/s/ William E. Martin

WILLIAM E. MARTIN